CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use and inclusion of Form 10KSB dated March 28, 2007, of Pipeline Data, Inc., of our report dated March 27, 2007 with respect to the financial statements of Pipeline Data, Inc. for the year ended December 31, 2006.

/s/ Drakeford & Drakeford, LLC

Certified Public Accountants
March 29, 2007